SCHEDULE 14A
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                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

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[  ]  Soliciting Material Under Rule 14a-12


                               SPRINT CORPORATION
                      ------------------------------------
                (Name of Registrant as Specified in its Charter)



                ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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

The attached letter, which was mailed by Sprint Corporation on April 15, 2004, may be deemed "soliciting materials" within the meaning of the Securities Exchange Act of 1934, as amended, and the regulations of the Securities and Exchange Commission issued thereunder.

[text follows:]

                    [Letterhead of SPRINT CORPORATION]


                                                   April 15, 2004


Dear Shareholder:

     This letter explains why Sprint disagrees with recent voting recommendations made by Institutional Shareholder Services (ISS) with respect to three items contained in our 2004 proxy statement. We also direct your attention to the ISS Alert issued late yesterday that corrects portions of ISS' initial proxy analysis issued on April 7, 2004. The Alert notes Sprint's extensive corporate governance reforms and credits Linda Koch Lorimer, the Chair of our Nominating and Corporate Governance Committee, with playing a key role in these initiatives throughout 2003 and 2004.

     Please review the following information carefully before voting your FON or PCS shares. We urge you not to follow the ISS voting recommendations for the following three items and to vote with management on all items.

Proxy Item 1: Vote For Director Linda Koch Lorimer

     In its initial proxy analysis, ISS recommended a "withhold" vote for Ms. Lorimer based on (1) an alleged lack of independence in our director nomination process and (2) claimed poor judgment of our Board of Directors in determining Gary Forsee's compensation when he joined Sprint as CEO in March 2003. In its Alert, ISS reversed its original position with respect to our director nomination process, stating that it is no longer concerned about that process. We continue to disagree with ISS' recommendation regarding Ms. Lorimer and the underlying analysis related to Mr. Forsee's compensation.

     Mr. Forsee's compensation was rigorously reviewed by our Compensation Committee, composed entirely of independent Directors, and the Board, with advice from an independent compensation advisor and independent legal counsel, to ensure that Mr. Forsee's compensation conformed with industry peers, taking into account the benefits that Mr. Forsee forfeited upon his resignation from his former employer and compensation being paid to newly recruited CEOs at other major companies.

     ISS makes inaccurate statements in its initial proxy analysis regarding Mr. Forsee's compensation (for example, significantly under-reporting the size and value of the equity package that he forfeited at his former employer).

     ISS also makes statements that we believe are misleading. For example, ISS focuses on the increase in Mr. Forsee's base salary when he joined Sprint, while ignoring the fact that in joining us he undertook the role of CEO. In addition, Mr. Forsee's equity compensation in 2003 reflected one-time awards that he received in order to compensate him for losing his then-existing equity compensation at his former employer and to recruit him to Sprint. Yet, ISS makes no mention of the one-time nature of these grants in its table comparing Mr. Forsee's annual compensation to that of other industry CEOs. ISS also fails to disclose that (1) despite ISS' suggestion that Mr. Forsee has a minimum guaranteed bonus, this applied only in 2003 and (2) the majority of the equity-based compensation he received when he joined Sprint will not vest until December 31, 2007.

     As Chair of our Nominating and Corporate Governance Committee, Ms. Lorimer has championed and led extensive corporate governance reforms at Sprint, including the declassification of our Board. In its Alert, ISS acknowledged her key role in that regard. (You can read about these reforms on our web site, at http://www.sprint.com/sprint/ir/cg/.) Ms. Lorimer is a highly respected business leader. As stated in our proxy statement, she is Vice President and Secretary of Yale University, New Haven, Connecticut. She is a director of McGraw-Hill, Inc., and Yale-New Haven Hospital and a trustee of Hollins University. Before becoming Vice President and Secretary of Yale University in 1993, Ms. Lorimer was President of Randolph-Macon Woman's College for more than six years. She has served as the President of the Board of the American Association of Colleges and Universities and as Vice Chair of The Center for Creative Leadership.

     In conclusion, Sprint and its shareholders benefit from Ms. Lorimer's experience, counsel and wisdom as a member of the Sprint Board, and Ms. Lorimer's continued service on the Sprint Board is in the best interest of Sprint and its shareholders.


     We encourage you to vote FOR Ms. Lorimer.

Proxy Item 3: Vote Against the Shareholder Proposal to Require Indexed Options

     ISS has recommended that shareholders vote in favor of a shareholder proposal that would require that all stock options granted to our senior executives be "indexed" options, meaning that the option exercise price is indexed or linked to an industry peer group stock performance index. This recommendation by ISS is inconsistent with ISS' own published positions in opposition to such a restrictive approach to options.

     ISS has recognized that proposals requiring all top executives to receive only indexed options are "overly restrictive." As to proposals requiring that companies use solely performance-based options (which include indexed options), the voting guidelines that appear on ISS' web site indicate that "such stringent requirements can constitute micromanagement and put the company at a competitive disadvantage." The voting guidelines appearing on ISS' web site are particularly critical of indexed options, noting that they trigger variable accounting, can be subject to manipulation, and can provide rewards to employees even when the company's stock price has fallen. We agree with ISS' views with respect to the disadvantages associated with the exclusive use of indexed and other performance-based options.

     Although we strongly support and extensively utilize performance-based compensation, and our Compensation Committee carefully evaluates such compensation, requiring us to use exclusively "indexed" options would make it more difficult for us to attract, retain and motivate talented executives. In fact, in a study published by Frederic W. Cook & Co., Inc., titled "The 2003 Top 250," on long-term incentive grant practices for executives in the 250 largest U.S.-based companies, none of the companies report the use of any indexed options, much less the exclusive use of indexed options.

     We encourage you to vote AGAINST this shareholder proposal.

Proxy Item 5: Vote Against the Shareholder Proposal Concerning an Independent Chairman

     ISS recommends a vote in favor of a shareholder proposal that would require us to separate the positions of Chairman and CEO. ISS' own voting guidelines recognize that a designated lead independent director coupled with other governance structures can permit companies to achieve the same governance benefits as an independent Chairman.

     In its initial proxy analysis, ISS incorrectly analyzed Sprint's lead independent director governance structure, including the duties of our lead independent director. Sprint satisfies in practice all of the ISS-identified components of an effective lead independent director governance structure, with the exception of one component related to director independence. The difference is limited to a single ISS independence criterion that is far more stringent than the latest NYSE standards. Further, this difference relates only to a single committee member assignment. Sprint also satisfies in practice all of ISS' required duties for a lead independent director. As reflected in our proxy statement and on our web site at http://www.sprint.com/sprint/ir/cg/, Sprint has in place a strong lead independent director governance structure.

     The Sprint Board has the power to separate the Chairman and CEO positions at any time. We believe the Board should have the flexibility to adopt the governance structure it believes to be in the best interest of Sprint and its shareholders.

     We encourage you to vote AGAINST this shareholder proposal.

     We sincerely appreciate your consideration of the above information and your investment in Sprint.

                               Sincerely,

                               /s/ Claudia Toussaint

                               Vice President, Corporate Governance and Ethics Corporate Secretary












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